EX-99.j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 333-146680) of the Aberdeen Funds and to the incorporation by reference of our reports, dated December 22, 2017, on Alpine Dynamic Dividend Fund and Alpine Rising Dividend Fund (the two portfolios comprising Alpine Series Trust), Alpine Ultra Short Municipal Income Fund and Alpine High Yield Managed Duration Municipal Fund (the two portfolios comprising Alpine Income Trust), and Alpine International Real Estate Equity Fund, Alpine Realty Income & Growth Fund and Alpine Global Infrastructure Fund  (the three portfolios comprising Alpine Equity Trust) included in the Annual Reports to shareholders for the fiscal year ended October 31, 2017.

/s/ ERNST & YOUNG LLP

New York, New York

March 7, 2018